Exhibit 10.9

ENGAGEMENT AGREEMENT

This Engagement Agreement (this “Agreement”) is entered into as of the 2nd day of March, 2018 (the “Effective Date”) by and between Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), and Charles K. Thompson (the “Interim CEO”).

WHEREAS, the Interim CEO currently serves as Chairman and as a member of the Board of Directors of the Company;

WHEREAS, the Company desires to retain the services of the Interim CEO to act as the Interim Chief Executive Officer of the Company and to facilitate the search for and transition to a new Chief Executive Officer (the “Permanent CEO”); and

WHEREAS, the Company desires to engage the Interim CEO to provide certain services, and the Interim CEO desires to render such services to the Company, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages the Interim CEO to carry out such duties as shall be reasonably requested of him from time to time as Interim Chief Executive Officer by the Board of Directors of the Company (the “Board”). During the Term, the Interim CEO shall: (a) serve as the chief executive officer of the Company , as the Company’s “principal executive officer” for purposes of the Company’s filings with the Securities and Exchange Commission, and as a director and officer of the Company’s subsidiary entities; (b) devote such of his business time, attention and efforts to the business and affairs of the Company as is reasonably necessary to discharge the services contemplated hereby and to advance the interests of the Company; (c) comply with all written policies of the Company applicable to the Interim CEO; and (d) discharge the services contemplated hereby faithfully and to the best of his ability.

2. Continued Board Membership. The Interim CEO will continue to serve as Chairman and member of the Board of Directors of the Company during the engagement under this Agreement, subject to any required Board nomination and stockholder approval process, and in such capacity shall continue to receive such compensation for service as a non-employee member of the Board or committees thereof as shall be determined by the Board of Directors from time to time.

3. Compensation; Reimbursement of Expenses. In consideration of the services rendered by the Interim CEO under this Agreement, the Company (i) shall pay the Interim CEO a consulting fee of $75,000 per month during the Term, to be disbursed no less frequently than monthly, subject to pro rata adjustment for any partial months of service, and (ii) shall issue to the Interim CEO, pursuant to the Company’s 2017 Long-Term Incentive Plan, a number of restricted stock units (“RSUs”) having a fair market value (based on the Company’s reported closing stock price as of the applicable grant date) of $200,000, granted in two equal tranches with $100,000 of the RSUs granted on the third (3rd) business day following the Company’s public release of its financial results for the first fiscal quarter of 2018 or as soon as reasonably practicable thereafter, and $100,000 of the RSUs granted on the last day of the Term or as soon as reasonably practicable thereafter. In addition, the Interim CEO shall be eligible to receive such additional equity compensation grants from time to time as may be determined by the Board of Directors or the Compensation Committee. The Company shall reimburse the Interim CEO for all reasonable expenses incurred by the Interim CEO in the performance of his duties under this Agreement, in accordance with the Company’s expense reimbursement policy (including compliance with all documentation procedures set forth therein). Notwithstanding the foregoing, the Interim CEO shall be entitled to reimbursement of all travel related expenses incurred to and from Company offices.

4. Term. The term of this Agreement and the Interim CEO’s engagement as Interim CEO (the “Term”) shall commence as of the Effective Date and continue until the earliest to occur of:

(a) The mutual agreement of the parties;

(b) The breach by either party hereto of any of the terms or conditions set forth herein;

(c) The effective start date of employment of the Permanent CEO; or

(d) Termination of the Interim CEO’s engagement hereunder by either party upon notice to the other in accordance herewith.

5. Indemnification; D&O Coverage. The Company will fully indemnify and hold harmless the Interim CEO from any liability arising out of or related to his engagement as Interim CEO to the same extent as an employee serving in the capacity of the Company’s Chief Executive Officer as set forth in the Company’s Certificate of Incorporation and Bylaws, as amended and in effect from time to time. The Company will take such actions as may be necessary to insure that the Interim CEO is at all times during the Term covered by the Company’s directors and officers liability insurance policies, with coverage levels no less favorable to Interim CEO than those in effect as of the date of this Agreement.

6. Representations and Warranties of the Interim CEO. The Interim CEO represents and warrants that that he is not under any contractual or other restriction which would prevent or restrict the execution of this Agreement, the performance by the Interim CEO of his duties or responsibilities under this Agreement or the rights of the Company hereunder. The Interim CEO further represents that upon the execution and delivery of this Agreement by the Company and the Interim CEO, this Agreement will be a valid and binding obligation of the Interim CEO, enforceable against the Interim CEO in accordance with its terms.

7. Additional Agreements. Upon conclusion of the Term of this Agreement by reason of Section 3(c) hereof, if deemed advisable in the judgment of the Permanent CEO and the Board, each acting in his, her or its sole discretion, as applicable, the parties will reasonably negotiate in good faith regarding the terms of an additional consulting agreement whereby the Interim CEO will provide integration and transition assistance to the Permanent CEO.

8. Miscellaneous.

(a) Entire Agreement. This Agreement is intended by the parties to constitute the entire agreement between the parties in respect of the subject matter contained herein. This Agreement supersedes any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, with respect to the subject matter hereof.

(b) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, by email or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Nuverra Environmental Solutions, Inc.
14624 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85254
Attn:     Joe Crabb, Executive Vice President and Chief Legal Officer
Email: joe.crabb@nuverra.com

To the Interim CEO:

Charles K. Thompson
3900 Essex Lane, Suite 400
Houston, Texas 77027
Email: charlie@pinhighcap.com

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of non-assigning party.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures by facsimile, PDF format or other similar electronic transmission shall have the same force and effect as the original.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Governing Law; Jurisdiction. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

(g) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.

(h) Third Party Beneficiaries. Other than as provided in Section 7 hereof, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) Independent Contractor Status. It is the intention of the parties that in performing the services contemplated by this Agreement, the Interim CEO will be an independent contractor and neither the Interim CEO nor any subcontractors or employees of Interim CEO, shall be employees of the Company. Without limiting the foregoing, the Interim CEO will pay all taxes incurred by Interim CEO as a result of performing services under this Agreement, including all applicable income taxes. The Company will not withhold any state or federal income taxes, or other withholding that may be applicable to employees, from any payments made to Interim CEO under this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the Interim CEO has hereunder set his hand, all as of the Effective Date set forth above.

Interim CEO:		The Company:

Nuverra Environmental Solutions, Inc.

/s/ Charles K. Thompson	By:	/s/ Joseph M. Crabb
Charles K. Thompson	Name: Joseph M. Crabb
Title: Executive Vice President